First Financial Bancorp Reports Fourth Quarter and Full Year 2011 Financial Results and Continuation of Variable Dividend

Cincinnati, Ohio – January 25, 2012 – First Financial Bancorp (Nasdaq: FFBC) (“First Financial” or the “Company”) announced today financial and operational results for the fourth quarter 2011 and for the twelve month period ended December 31, 2011.

Fourth quarter 2011 net income was $17.9 million and earnings per diluted common share were $0.31. This compares with third quarter 2011 net income of $15.6 million and earnings per diluted common share of $0.27 and fourth quarter 2010 net income of $14.3 million and earnings per diluted common share of $0.24.

The board of directors has also authorized a regular dividend of $0.12 per common share and a variable dividend of $0.19 per common share for the next regularly scheduled dividend, payable on April 2, 2012 to shareholders of record as of March 2, 2012. This is a continuation of the 100% dividend payout ratio first announced in the second quarter 2011 and is expected to continue until capital ratios migrate closer to the Company’s previously stated thresholds or capital utilization rates exceed capital generation rates.

For the twelve month period ended December 31, 2011, net income and net income available to common shareholders were $66.7 million and earnings per diluted common share were $1.14 as compared to net income of $59.3 million, net income available to common shareholders of $57.4 million and earnings per diluted common share of $0.99 for the twelve month period ended December 31, 2010.

●	85th consecutive quarter of profitability

●	Strong quarterly and annual growth in diluted earnings per common share
–	Fourth quarter 2011 increased 14.8% compared to linked quarter
–	Full year 2011 increased 15.2% compared to full year 2010

●	Quarterly adjusted pre-tax, pre-provision income remained solid, totaling $31.5 million, or 1.92% of average assets

●	Continued strong performance
–	Quarterly return on average assets of 1.09%; full year return on average assets of 1.06%
–	Quarterly return on risk-weighted assets of 1.95%; full year return on risk-weighted assets of 1.83%
–	Quarterly return on average shareholders’ equity of 9.89%; full year return on average shareholders’ equity of 9.37%

●	Strong loan growth in key uncovered loan portfolios compared to the third quarter 2011
–	Commercial loan balances increased 16.6% on an annualized basis
–	Commercial real estate balances increased 10.2% on an annualized basis

●	Flagstar branch acquisition closed and fully integrated on December 2, 2011
–	Assumed total deposits of $464.7 million, including $342.0 million of deposits associated with branch locations and $122.7 million of public deposits
–	Recognized goodwill of $26.1 million and core deposit intangible asset of $3.0 million

●	Capital ratios remain high after closing of Flagstar branch acquisition and continuation of variable dividend
–	Tangible common equity to tangible assets of 9.23%
–	Tier 1 capital ratio of 17.47%
–	Total risk-based capital of 18.74%

●	Quarterly net interest margin remained strong at 4.32%
–	Yield on covered loans continues to enhance net interest margin
–	Strategic initiatives related to deposits continued to produce positive results as cost of deposit funding declined 12 bps compared to third quarter 2011

●	Lower credit costs driven by performance in the uncovered loan portfolio
–	Quarterly total provision for loan and lease losses declined 19% compared to the linked quarter
–	Annual total provision for loan and lease losses declined 13.9% compared to 2010

●	Continued downward trend in nonperforming and classified assets
–	Total nonperforming assets declined $10.1 million, or 10.4%, compared to the fourth quarter 2010
–	Nonperforming assets to total assets declined to 1.31% as compared to 1.40% as of September 30, 2011 and 1.57% as of December 31, 2010
–	Total classified assets declined $10.2 million, or 5.9%, compared to the linked quarter and $39.8 million, or 19.7%, compared to December 31, 2010

●	Balance sheet risk remains low
–	FDIC loss share coverage on 26.2% of loan portfolio
–	100% risk-weighted assets continue to represent less than 50% of balance sheet

During the quarter, the Company incurred certain pre-tax expenses that are not expected to recur of $3.5 million, or $0.04 per diluted share after taxes. Approximately $1.0 million, or $0.01 per fully diluted share after taxes, was related to its acquisition of retail banking centers from Flagstar Bank (“Flagstar”) and approximately $2.5 million, or $0.03 per fully diluted share after taxes, was related to lease termination and other real estate expenses associated with exit and transition activities. Additionally, the Company recognized pre-tax gains of $2.5 million resulting from the sales of investment securities, or $0.03 per diluted share after taxes.

Claude Davis, President and Chief Executive Officer, commented, “During 2011, we maintained a prudent balance between capitalizing on growth opportunities and focusing on the execution of our community bank business model. We produced solid and consistent earnings throughout the year driven by a continued focus on operating efficiency, implementation of deposit rationalization strategies and lower credit costs. As a result, our diluted earnings per common share totaled $0.31 for the fourth quarter and $1.14 for the year, representing increases of 29.2% and 15.2%, respectively, over the comparable periods in 2010.

“Related to the acquisitions we made during the year, we closed the Flagstar branch transaction during the fourth quarter and successfully completed the conversion of the acquired relationships and operations. Combined with the Liberty branch transaction that closed near the end of the third quarter, we added 38 new banking centers with approximately $730 million of new client deposits as of December 31, 2011. The vast majority of these new banking centers is located in the metropolitan areas of Dayton and Indianapolis and will allow us to accelerate our growth plans in these key strategic markets within our footprint.

“Loan growth was challenging during much of 2011 as the local economies within our strategic markets continue to experience headwinds in their recovery. Our total uncovered loan portfolio increased 5.4% year-over-year, benefiting from the performing loans we acquired as part of the Liberty acquisition. During the fourth quarter, we were able to capitalize on our strong commercial and commercial real estate pipeline as total originations and renewals increased significantly. As a result, the commercial and commercial real estate portfolios exhibited strong growth increasing 16.6% and 10.2%, respectively, on an annualized basis compared to the linked quarter. Excluding loans acquired from Liberty, the commercial and commercial real estate portfolios increased 6.4% and 4.7%, respectively, compared to December 31, 2010. While we still face challenges in continuing to build off our recent success in growing the C&I and commercial real estate portfolios, the level of existing commitments and pipeline of new business opportunities remains healthy and leaves us well-positioned as we enter 2012.”

SECTION I – RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income on a fully tax-equivalent basis for the fourth quarter 2011 was $65.7 million as compared to $65.5 million for the third quarter 2011 and $68.1 million as compared to the year-over-year period. Compared to the linked quarter, total interest income decreased $1.0 million, or 1.3% during the fourth quarter 2011 as a result of lower interest income earned on both loans and investment securities. The lower interest income earned on loans was driven primarily by a 6.9% decrease in the balance of average covered loans outstanding, partially offset by a 6.1% increase in average uncovered loan balances during the quarter resulting from loans acquired in connection with the acquisition of retail banking centers from Liberty Savings Bank (“Liberty”), which occurred late in the third quarter 2011, as well as strong organic growth in the commercial and commercial real estate portfolios. While the average balance of investment securities increased during the quarter, the yield on the portfolio declined 26 bps, resulting in lower interest income earned compared to the third quarter. The decline in total interest income was offset by the decrease in total interest expense of $1.2 million, or 11.4%, due primarily to lower interest expense on deposits.

For the twelve month period ended December 31, 2011, net interest income on a fully tax-equivalent basis was $264.9 million as compared to $276.4 million for the comparable period in 2010. The decrease was driven by a decline in average covered loan balances of 26.8% and the reduced yield on the FDIC indemnification asset, offset partially by higher interest income from investments and lower funding costs.

NET INTEREST MARGIN

Net interest margin was 4.32% for the fourth quarter 2011 as compared to 4.55% for the third quarter 2011 and 4.65% for the fourth quarter 2010. Net interest margin was negatively impacted by an increase in interest-earning assets from acquisitions and the continued amortization and paydowns in the covered loan portfolio. However, yields remained strong on covered loans, helping to offset the decline in the balance outstanding. Also offsetting the decline in covered loan balances was the yield earned on the higher average uncovered loan balances. Average cash balances remained elevated during the quarter as cash received in connection with the Liberty and Flagstar acquisitions had yet to be fully deployed through investment purchases, placing additional pressure on net interest margin. The Company used some cash from the acquisitions to purchase $416.6 million of investment securities, not including securities purchased as part of the duration extension strategy discussed in Investments below. The majority of these purchases did not occur until midway through the quarter or later including $228.8 million that did not settle until very late in the quarter. A full quarter’s impact of these late settlement purchases would have benefited net interest margin by 8 bps. Additionally, strategic initiatives related to deposits implemented during the third quarter continued to offset the impact of lower earning asset yields as the cost of interest-bearing deposits continued to decline, decreasing 14 bps during the fourth quarter.

Net interest margin for the twelve month period ended December 31, 2011 decreased to 4.55% as compared to 4.66% for the twelve month period ended December 31, 2010. The year-over-year decrease was driven primarily by the substantial decline in the average balance of the higher yielding covered loan portfolio, partially offset by an increase in the average balance of investment securities and a significant decline in the cost of deposit and other interest-bearing liability funding.

NONINTEREST INCOME

The following table presents noninterest income for the three months ended December 31, 2011, September 30, 2011 and December 31, 2010 as well as for the twelve months ended December 31, 2011 and 2010 highlighting the estimated impact of covered loan activity and other transition items on the Company’s reported balance.

Table I
	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2011	2011	2010	2011	2010

Total noninterest income	$29,640	$28,115	$34,534	$142,531	$146,831

Certain significant components of noninterest income

Items likely to recur:

Accelerated discount on covered loans 1, 2	4,775	5,207	6,113	20,521	29,067
FDIC loss sharing income	7,433	8,377	11,306	60,888	51,844
Other acquired-non-strategic items	64	98	527	(875)	1,127
Transition-related items	—	—	—	—	366

Items expected not to recur:

Gain on sale of insurance business	—	—	—	—	1,356
Other items not expected to recur	2,270	288	551	2,531	3,349

Total excluding items noted above	$15,098	$14,145	$16,037	$59,466	$59,722

[1]	See Section II for additional information
[2]	Net of the corresponding valuation adjustment on the FDIC indemnification asset

During the quarterly periods presented above, excluding reimbursements due from the FDIC resulting from loss share agreements, covered loan activity continued to positively impact noninterest income due to loan sales and prepayments. This activity is discussed in more detail in Section II.

Excluding the items highlighted in Table I, estimated noninterest income earned in the fourth quarter 2011 was $15.1 million as compared to $14.1 million in the third quarter 2011 and $16.0 million in the fourth quarter 2010. The increase compared to the linked quarter was due to higher service charges on deposits and bankcard income resulting from the Liberty and Flagstar transactions as well as higher trust and wealth management fees and a credit valuation adjustment related to client derivatives. Included in other items not expected to recur are $2.5 million of gains on sales of investment securities which are discussed in more detail in Investments.

On a comparable basis, estimated noninterest income for the twelve months ended December 31, 2011 was $59.5 million as compared to $59.7 million for the twelve months ended December 31, 2010.

NONINTEREST EXPENSE

The following table presents noninterest expense for the three months ended December 31, 2011, September 30, 2011 and December 31, 2010 as well as for the twelve months ended December 31, 2011 and 2010 including the estimated effect of acquired-non-strategic operations, acquisition-related costs and other transition items.

Table II
	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2011	2011	2010	2011	2010

Total noninterest expense	$54,668	$53,142	$56,290	$218,097	$233,680

Certain significant components of noninterest expense

Items likely to recur:

Acquired-non-strategic operating expenses 1	(27)	(407)	4,052	6,150	8,089
Transition-related items 1	—	(111)	684	246	9,114
FDIC loss share support	1,333	1,382	1,160	4,867	3,578
Loss share and covered asset expense	2,521	3,755	616	12,823	616

Items expected not to recur:

Acquisition-related costs 1	1,167	1,875	412	3,234	6,725
FHLB prepayment penalty	—	—	—	—	8,029
Other items not expected to recur	2,473	1,874	1,787	9,449	5,686

Total excluding items noted above	$47,201	$44,774	$47,579	$181,328	$191,843

[1]	See Section II for additional information

Noninterest expense continued to be affected by items related to the Company’s acquired-non-strategic operations, as discussed in more detail in Section II.

Excluding the items highlighted in Table II, estimated noninterest expense in the fourth quarter 2011 was $47.2 million as compared to $44.8 million in the third quarter 2011 and $47.6 million in the fourth quarter 2010. The increase of $2.4 million compared to the linked quarter was due to higher salaries and employee benefits expense, occupancy costs and core deposit intangible amortization resulting from the Liberty and Flagstar transactions as well as higher professional services fees and valuation adjustments to uncovered OREO. Loss share and covered asset expense includes $0.8 million of losses on covered OREO and $1.7 million of other credit-related expenses. Included in acquisition-related costs are $1.0 million of expenses related to the Flagstar acquisition and included in other items not expected to recur are $2.5 million of lease termination and other real estate expenses associated with exit and transition activities.

On a comparable basis, estimated noninterest expense for the twelve months ended December 31, 2011 was $181.3 million as compared to $191.8 million for the twelve months ended December 31, 2010. The decrease of $10.5 million, or 5.5%, was primarily attributable to lower salaries and benefits, occupancy costs and FDIC assessments.

Certain wind-down costs related to subsidiaries acquired in 2009 are expected to continue through much of 2012.

INCOME TAXES

For the fourth quarter 2011, income tax expense was $10.4 million, resulting in an effective tax rate of 36.8%, compared with income tax expense of $9.7 million and an effective tax rate of 38.2% during the third quarter 2011 and $8.1 million and an effective tax rate of 36.2% during the comparable year-over-year period. The decrease in the effective tax rate during the fourth quarter 2011 compared to the linked quarter was due to typical adjustments made during the third quarter resulting from the completion of the 2010 federal and state tax returns.

For the twelve month period ended December 31, 2011, income tax expense was $38.3 million, resulting in an effective tax rate of 36.5%, compared with income tax expense of $32.7 million and an effective tax rate of 35.6% during the twelve months ended December 31, 2010.

CREDIT QUALITY – EXCLUDING COVERED ASSETS

The following table presents certain credit quality metrics related to the Company’s uncovered loan portfolio as of December 31, 2011 and for the trailing four quarters.

Table III
	As of or for the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2011	2011	2011	2011	2010

Total nonaccrual loans	$54,299	$59,150	$56,536	$62,048	$62,302
Restructured loans - accruing	4,009	4,712	3,039	3,923	3,508
Restructured loans - nonaccrual	18,071	12,571	14,443	14,609	14,105
Total restructured loans	22,080	17,283	17,482	18,532	17,613
Total nonperforming loans	76,379	76,433	74,018	80,580	79,915
Total nonperforming assets	87,696	88,436	90,331	95,533	97,822

Nonperforming assets as a % of:
Period-end loans plus OREO	2.94%	3.00%	3.22%	3.42%	3.45%
Total assets	1.31%	1.40%	1.50%	1.51%	1.57%

Nonperforming loans as a % of total loans	2.57%	2.60%	2.65%	2.90%	2.84%

Provision for loan and lease losses - uncovered	$5,164	$7,643	$5,756	$647	$9,741

Allowance for uncovered loan & lease losses	$52,576	$54,537	$53,671	$53,645	$57,235

Allowance for loan & lease losses as a % of:
Period-end loans	1.77%	1.86%	1.92%	1.93%	2.03%
Nonaccrual loans 1	96.8%	92.2%	94.9%	86.5%	91.9%
Nonperforming loans	68.8%	71.4%	72.5%	66.6%	71.6%

Total net charge-offs	$7,125	$6,777	$5,730	$4,237	$9,755
Annualized net-charge-offs as a % of average
loans & leases	0.95%	0.96%	0.83%	0.61%	1.39%

1 Excludes nonaccrual restructured loans

Net Charge-offs

Fourth quarter 2011 net charge-offs were $7.1 million, or 0.95% of average loans and leases, compared with $6.8 million, or 0.96%, for the linked quarter and $9.8 million, or 1.39%, for the comparable year-over-year quarter. Significant items driving net charge-offs for the quarter included $1.7 million related to two separate residential development credits, $1.0 million related to a multifamily real estate loan, $0.5 million related to a commercial real estate credit and $0.4 million related to a commercial loan.

For the twelve months ended December 31, 2011, net charge-offs were $23.9 million, or 0.84% of average loans and leases, as compared to $35.6 million, or 1.27%, for the twelve months ended December 31, 2010.

Nonperforming Assets

Nonperforming loans totaled $76.4 million and nonperforming assets totaled $87.7 million as of December 31, 2011 compared with $76.4 million and $88.4 million, respectively, for the linked quarter and $79.9 million and $97.8 million, respectively, for the comparable year-over-year quarter. Nonaccrual loans, including nonaccrual restructured loans, totaled $72.4 million as of December 31, 2011 compared to $71.7 million as of September 30, 2011, representing an increase of $0.6 million, or 0.9%, as additions were essentially offset by credits removed from nonaccrual status due to the finalization of resolution strategies.

New accounting guidance related to troubled debt restructurings took effect during the third quarter 2011 and was applied by the Company in its accounting for loans classified as restructured. The increase of $5.5 million in nonaccrual restructured loans during the fourth quarter 2011 was driven primarily by renewals and term extensions of loans in various stages of resolution that were already on nonaccrual status. This activity was the primary reason for the decline of $4.9 million in nonaccrual loans not classified as restructured.

OREO decreased $0.7 million, or 5.7%, during the fourth quarter driven primarily by a $0.5 million valuation adjustment related to a single commercial property.

Classified assets as of December 31, 2011 totaled $162.4 million as compared to $172.6 million for the linked quarter and $202.1 million as of December 31, 2010, representing declines of 5.9% and 19.7%, respectively. Classified assets, which have declined for six consecutive quarters, are defined by the Company as nonperforming assets plus performing loans internally rated substandard or worse.

Delinquent Loans

Loans 30-to-89 days past due totaled $20.4 million, or 0.69% of period end loans, as of December 31, 2011. This compares to $19.5 million, or 0.66%, as of September 30, 2011 and $22.3 million, or 0.79%, as of December 31, 2010. The increase of $0.9 million, or 4.7%, compared to the linked quarter resulted from higher delinquencies in the commercial real estate portfolios, partially offset by a decrease in commercial delinquencies.

Provision for Loan & Lease Losses

Fourth quarter 2011 provision expense related to uncovered loans and leases was $5.2 million as compared to $7.6 million during the linked quarter and $9.7 million during the comparable year-over-year quarter. Provision expense for the full year 2011 totaled $19.2 million, representing a decline of 42.8% compared to the full year 2010. Provision expense is a result of the Company’s modeling efforts to estimate the period end allowance for loan and lease losses. The decreases relative to the linked and comparable quarters as well as for the full year are driven primarily by the positive migration trends in classified assets as well as the impact on the loan portfolio of improving macro-economic trends. As a percentage of net charge-offs, fourth quarter 2011 provision expense equaled 72.5%.

Allowance for Loan and Lease Losses

As of December 31, 2011, the allowance for uncovered loan and lease losses was $52.6 million as compared to $54.5 million as of September 30, 2011 and $57.2 million as of December 31, 2010. As a percentage of period-end loans, the allowance for loan and lease losses was 1.77% as of December 31, 2011 as compared to 1.86% as of September 30, 2011 and 2.03% as of December 31, 2010. The allowance for loan and lease losses as of December 31, 2011 reflects management’s estimate of credit risk inherent in the Company’s uncovered loan portfolio at that time.

LOANS (EXCLUDING COVERED LOANS)

The following table presents the loan portfolio, not including covered loans, as of December 31, 2011, September 30, 2011 and December 31, 2010.

Table IV
	As of
	December 31, 2011		September 30, 2011		December 31, 2010
		Percent		Percent		Percent
(Dollars in thousands)	Balance	of Total	Balance	of Total	Balance	of Total

Commercial	$856,981	28.9%	$822,552	28.0%	$800,253	28.4%

Real estate - construction	114,974	3.9%	136,651	4.7%	163,543	5.8%

Real estate - commercial	1,233,067	41.5%	1,202,035	40.9%	1,139,931	40.5%

Real estate - residential	287,980	9.7%	300,165	10.2%	269,173	9.6%

Installment	67,543	2.3%	70,034	2.4%	69,711	2.5%

Home equity	358,960	12.1%	362,919	12.4%	341,310	12.1%

Credit card	31,631	1.1%	30,435	1.0%	29,563	1.0%

Lease financing	17,311	0.6%	12,870	0.4%	2,609	0.1%

Total	$2,968,447	100.0%	$2,937,661	100.0%	$2,816,093	100.0%

Loans, excluding covered loans, totaled $3.0 billion at the end of the fourth quarter 2011, representing a $30.8 million increase, or 4.2% on an annualized basis, compared to the third quarter 2011. Commercial loan origination activity was strong as balances increased $34.4 million, or 16.6% on an annualized basis, during the quarter. The commercial real estate portfolio experienced growth as well increasing $31.0 million during the quarter, or 10.2% on an annualized basis.

As of December 31, 2011, total uncovered loan balances increased $152.4 million, or 5.4%, as compared to December 31, 2010. Excluding loan balances acquired in connection with the Liberty acquisition, total uncovered loans increased $38.3 million, or 1.4%, during 2011. Compared to balances as of December 31, 2010 and excluding loans acquired from Liberty, the commercial and commercial real estate portfolios increased 6.4% and 4.7%, respectively, during 2011.

During the fourth quarter 2011, the Company sold approximately $7.3 million of loans originated by its franchise finance unit at a premium, recognizing a gain of approximately $0.3 million. As a liquid secondary market exists for these types of credits, the sale was conducted to lessen credit and geographic concentration risk within the franchise portfolio.

INVESTMENTS

The following table presents a summary of the total investment portfolio at December 31, 2011.

Table V
	As of December 31, 2011
	Book	Percent of	Book	Cost	Market	Gain/
(Dollars in thousands)	Value	Total	Yield	Basis	Value	(Loss)

Agencies	$46,190	3.0%	3.16	99.96	100.90	$433
CMOs (agency)	682,867	45.0%	2.03	101.82	102.68	5,772
CMOs (private)	30	0.0%	1.08	100.00	100.35	—
MBSs (agency)	680,571	44.9%	3.05	103.01	105.11	13,593
	1,409,658	93.0%	2.56	102.33	103.78	19,798

Municipal	11,960	0.8%	7.16	99.71	102.59	343
Other 1	94,384	6.2%	3.77	102.62	103.10	444
	106,344	7.0%	4.15	102.29	103.04	787
Total investment portfolio	$1,516,002	100.0%	2.67	102.33	103.73	$20,585

Net Unrealized Gain/(Loss)	$20,585
Aggregate Gains	22,707
Aggregate Losses	(2,122)
Net Unrealized Gain/(Loss) % of Book Value	1.36%

[1]	Other includes $71.5 million of regulatory stock

The investment portfolio increased $321.6 million during the fourth quarter 2011 as cash received as part of the Liberty and Flagstar transactions was used to purchase securities, offset by amortizations and paydowns in the portfolio. In addition to $190.7 million of cash received in connection with the Liberty transaction that had yet to be deployed as of September 30, 2011, the Company received $429.9 million upon closing of the Flagstar transaction during the quarter. The Company purchased $578.2 million of securities, consisting primarily of agency MBS, with a weighted average yield of 2.38% and duration of 3.5 years. However, $161.6 million of those purchases were executed as part of a strategy to increase the duration of the portfolio under which $162.6 million of shorter duration securities were sold and replaced with the longer duration purchases. The Company recognized a pre-tax gain of $2.5 million in connection with the securities that were sold. As of December 31, 2011, the overall duration of the investment portfolio increased to 2.4 years from 1.0 years as of September 30, 2011.

The Company also began to diversify its portfolio during the quarter as a portion of the purchases consisted of investment grade single issuer trust preferred securities. These securities have a weighted average yield of 6.17%. The Company has purchased a limited amount of these securities during the first quarter 2012 and will continue to do so in future periods on a selective basis. The maximum targeted exposure related to these types of securities is 10% of the total investment portfolio.

During the first quarter 2012, the Company has continued to deploy cash balances in the investment portfolio, purchasing $131.4 million of securities, primarily agency MBS, with a weighted average yield of 2.75% and duration of 3.9 years. The addition of longer duration securities during the fourth quarter 2011 and first quarter 2012 was executed in conjunction with the Company’s overall asset/liability objectives and interest rate risk modeling activities, and, to a lesser extent, market and rate expectations.

DEPOSITS

Non-time deposit balances totaled $4.0 billion as of December 31, 2011, representing an increase of $347.1 million compared to September 30, 2011. The growth was driven in large measure by deposits assumed in connection with the Flagstar acquisition, accounting for $272.4 million of the quarterly increase. Excluding the Flagstar activity, non-time deposit accounts increased $74.7 million, or 8.1% on an annualized basis. Compared to balances as of December 31, 2010, total non-time deposits increased $636.8 million, or 19.0%. Excluding deposits assumed related to the Liberty and Flagstar transactions, non-time deposit accounts increased $203.5 million, or 6.1%, during 2011.

Total time deposit balances decreased slightly during the fourth quarter as compared to the linked quarter, which include balances assumed from Flagstar totaling $159.6 million as of December 31, 2011. In connection with the Company’s deposit rationalization strategies and efforts to reduce non-core relationship deposits, time deposit balances declined $163.0 million during the fourth quarter excluding the Flagstar accounts. For the full year 2011 and excluding balances assumed from both Liberty and Flagstar, time deposit balances declined $433.4 million, or 24.1%.

The Company’s deposit rationalization strategies related to deposit pricing continued to have a positive impact as the cost of funds related to interest bearing deposits declined to 75 bps for the fourth quarter compared to 89 bps for the linked quarter and 116 bps for the fourth quarter 2010. The Company’s total cost of deposit funding declined to 64 bps for the quarter, a decrease of 15.8% compared to the prior quarter and 35.4% compared to the fourth quarter 2010.

CAPITAL MANAGEMENT

The following table presents First Financial’s regulatory and other capital ratios as of December 31, 2011, September 30, 2011 and December 31, 2010.

Table VI
	As of
	December 31,	September 30,	December 31,	"Well-Capitalized"
	2011	2011	2010	Minimum

Leverage Ratio	9.87%	10.87%	10.89%	5.00%

Tier 1 Capital Ratio	17.47%	18.81%	18.45%	6.00%

Total Risk-Based Capital Ratio	18.74%	20.08%	19.72%	10.00%

Ending tangible shareholders' equity
to ending tangible assets	9.23%	10.38%	10.33%	N/A

Ending tangible common shareholders'
equity to ending tangible assets	9.23%	10.38%	10.33%	N/A

Regulatory capital ratios and tangible common equity decreased during the fourth quarter 2011 primarily as a result of the goodwill and core deposit intangible asset recognized in connection with the Flagstar transaction, which totaled $26.1 million and $3.0 million, respectively. Furthermore, shareholders’ equity was negatively impacted by an increase in accumulated other comprehensive loss of $18.1 million primarily as a result of valuation adjustments related to the Company’s pension asset and benefit obligation. A 114 bp decline in the discount rate used to value the pension benefit obligation coupled with the actual return on plan assets contributed to the valuation adjustments. First Financial’s pension plan remains significantly over-funded and as a result recognized pension income of $0.3 million during the fourth quarter. Additionally, there was no contribution to tangible shareholders’ equity from third quarter 2011 earnings as a result of the variable dividend / 100% payout ratio paid during the quarter. As of December 31, 2011, tangible book value per common share was $10.41 compared to $11.15 as of September 30, 2011 and $11.02 as of December 31, 2010. Regulatory capital ratios as of December 31, 2011 are considered preliminary pending the filing of the Company’s regulatory reports.

SECTION II – SUPPLEMENTAL INFORMATION ON COVERED ASSETS AND ACQUISITION-RELATED ITEMS

To assist in analyzing the effect of the Company’s 2009 FDIC assisted transactions and the Liberty and Flagstar branch transaction on the financial results, supplemental information that segregates the estimated impact on pre-tax earnings of certain acquisition-related items and provides additional detail on the covered loan portfolio follows.

SUMMARY OF SIGNIFICANT ACQUISITION-RELATED ITEMS

The following table illustrates the estimated effect of certain acquisition-related items on the results of operations for the three months ended December 31, 2011, September 30, 2011 and December 31, 2010 as well as for the twelve months ended December 31, 2011 and 2010.

Table VII
	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2011	2011	2010	2011	2010

Income effect:
Accelerated discount on covered loans 1, 2	$4,775	$5,207	$6,113	$20,521	$29,067
Acquired-non-strategic net interest income	8,954	8,645	9,937	35,322	41,584
FDIC loss sharing income 1	7,433	8,377	11,306	60,888	51,844
Service charges on deposit accounts related to
acquired-non-strategic operations	53	59	196	372	724
Other (loss) income related to acquired-non-strategic operations	11	39	331	(1,247)	403
Income related to the accelerated discount on covered
loans and acquired-non-strategic operations	21,226	22,327	27,883	115,856	123,622

Expense effect:
Provision for loan and lease losses - covered	6,910	7,260	13,997	64,081	63,144
Acquired-non-strategic operating expenses: 3
Salaries and employee benefits	—	—	820	1,996	984
Occupancy	(27)	(367)	161	1,823	2,209
Other	—	(40)	3,071	2,331	4,896
Total acquired-non-strategic operating expenses	(27)	(407)	4,052	6,150	8,089

FDIC loss share support 3	1,333	1,382	1,160	4,867	3,578

Loss share and covered asset expense 3	2,521	3,755	616	12,823	616

Acquisition-related costs: 3
Integration-related costs	618	488	9	1,228	1,626
Professional services fees	113	127	396	295	4,463
Other	436	1,260	7	1,711	636
Total acquisition-related costs	1,167	1,875	412	3,234	6,725

Transition-related items: 3
Salaries and benefits	—	14	176	261	7,591
Occupancy	—	—	172	—	610
Other	—	(125)	336	(15)	913
Total transition-related items	—	(111)	684	246	9,114

Total expense effect	11,904	13,754	20,921	91,401	91,266

Total estimated effect on pre-tax earnings	$9,322	$8,573	$6,962	$24,455	$32,356

1 Included in noninterest income

2 Net of the corresponding valuation adjustment on the FDIC indemnification asset

3 Included in noninterest expense

ACCELERATED DISCOUNT ON LOAN PREPAYMENTS AND DISPOSITIONS

During the fourth quarter 2011, First Financial recognized approximately $4.8 million in accelerated discount from acquired loans. Accelerated discount is recognized when acquired loans, which are recorded on the Company’s balance sheet at an amount less than the unpaid principal balance, prepay at an amount greater than their recorded book value. Prepayments can occur through either customer driven payments before the maturity date or loan sales. The amount of discount attributable to the credit loss component of each loan varies and the recognized amount is offset by a related reduction in the FDIC indemnification asset. Accelerated discount recognized during the quarter resulted primarily from loan prepayments.

OPERATING EXPENSES AND OTHER ACQUISITION-RELATED COSTS

Acquired-non-strategic operating expenses have declined significantly as costs associated with the exited markets of Michigan and Louisville, KY are substantially complete and professional services and other resolution expenses related to non-strategic acquired subsidiaries have dropped over the past two quarters. Acquisition-related costs incurred during the fourth quarter 2011 consisted primarily of the previously mentioned $1.0 million of expenses incurred related to the Flagstar acquisition. Acquisition-related costs recognized in the third quarter 2011 consisted primarily of $1.8 million of costs incurred related to the Liberty branch acquisition. Expenses related to transition-related items and other acquisition-related costs, excluding the impact of the Liberty and Flagstar acquisitions, continued to decline as planned.

NET INTEREST MARGIN IMPACT

Net interest margin is affected by certain activity related to the acquired loan portfolio. The majority of these loans are accounted for under ASC Topic 310-30 and, as such, the Company is required to periodically update its forecast of expected cash flows from these loans. Impairment, as a result of a decrease in expected cash flows, is recognized as provision expense in the period it is measured and has no impact on net interest margin. Improvements in expected cash flows, in excess of any prior impairment, are recognized on a prospective basis through an upward adjustment to the yield earned on the portfolio. Impairment and improvement are both partially offset by the impact of changes in the value of the FDIC indemnification asset. Impairment is partially offset by an increase to the FDIC indemnification asset as a result of FDIC loss sharing income and has no impact on net interest margin. Improvement, which is reflected as a higher yield, is partially offset by a lower yield earned on the FDIC indemnification asset until the next periodic valuation of the loans and the indemnification asset. The weighted average yield of the acquired loan portfolio may also be subject to change as loans with higher yields pay down more quickly or slowly than loans with lower yields.

The following table shows the estimated yield earned by the Company on its covered and uncovered loan portfolios and the FDIC indemnification asset for the three months ended December 31, 2011.

Table VIII	For the Three Months Ended
	December 31, 2011
	Average
	Balance	Yield

Loans, excluding covered loans 1	$2,983,354	5.10%

Covered loan portfolio accounted for under ASC Topic 310-30 2	1,021,654	10.94%

Covered loan portfolio accounted for under FAS 91 3	92,222	13.55%

FDIC indemnification asset 2	173,900	-4.86%

Total	$4,271,130	6.27%

[1]	Includes loans with loss share coverage removed
[2]	Future yield adjustments subject to change based on required, periodic valuation procedures
[3]	Includes loans with revolving privileges which are scoped out of ASC Topic 310-30 and certain loans which the Company elected to treat under the cost recovery method of accounting

As part of its on-going valuation procedures, the Company experienced a $2.4 million net improvement in the cash flow expectations related to certain loan pools during the fourth quarter 2011. During the quarter, the average yield earned on covered loans accounted for under ASC Topic 310-30 was 10.94%. On a prospective basis and until its next periodic valuation, the Company expects the yield on covered loans to be 11.52%.

This projected improvement in cash flow expectations on loans is partially offset by a related decline in cash flow expectations on the FDIC indemnification asset which is recognized through its yield. The average yield earned on the indemnification asset during the fourth quarter 2011 was -4.86%. On a prospective basis and until its next periodic valuation, the Company expects the yield on the indemnification asset to be -5.10%.

COVERED ASSETS & LOSS SHARE AGREEMENTS

As of December 31, 2011, 26.2% of the Company’s total loans were covered loans. As required under the loss-share arrangements, First Financial must file monthly certifications with the FDIC on single-family residential loans and quarterly certifications on all other loans. To date, all certifications have been filed in a timely manner and without significant issues.

When losses are incurred on covered assets that exceed expectations, the Company recognizes the gross credit losses in excess of the valuation mark as either provision expense if related to loans or noninterest expense if related to OREO. Reimbursements expected from the FDIC under loss share agreements related to these credit losses are recorded as noninterest income. As such, the net impact on earnings is the difference between the gross credit losses and FDIC reimbursements, representing the Company’s proportionate share of the credit losses realized on covered assets.

COVERED LOAN PORTFOLIO

The following table presents estimated activity in the covered loan portfolio by loan type during the fourth quarter 2011.

Table IX

	Covered Loan Activity - Fourth Quarter 2011
		Reduction in Recorded Investment Due to:
	September 30,			Contractual	Net	Loans With Coverage	December 31,
(Dollars in thousands)	2011	Sales	Prepayments	Activity 1	Charge-Offs2	Removed	2011

Commercial	$223,882	$1,144	$14,335	$7,782	$4,729	$—	$195,892
Real estate - construction	25,893	—	3,960	5,349	(536)	—	17,120
Real estate - commercial	687,392	—	31,705	4,979	7,295	6,369	637,044
Real estate - residential	127,753	—	5,219	1,319	98	—	121,117
Installment	14,178	—	550	208	223	21	13,176
Home equity	67,897	—	2,630	(89)	378	—	64,978
Other covered loans	4,071	—	—	154	—	—	3,917

Total covered loans	$1,151,066	$1,144	$58,399	$19,702	$12,187	$6,390	$1,053,244

[1]	Includes partial paydowns, accretion of the valuation discount and advances on revolving loans
[2]	Indemnified at 80% from the FDIC

During the fourth quarter 2011, the total balance of covered loans decreased $97.8 million, or 8.5%, as compared to the previous quarter. Loans with coverage removed represent loans to primarily high quality borrowers involving a change in loan terms which caused the respective loans to no longer qualify for reimbursement from the FDIC in the event of credit losses.

ALLOWANCE FOR LOAN AND LEASE LOSSES - COVERED

Under the applicable accounting guidance, the allowance for loan losses related to covered loans is a result of impairment identified in on-going valuation procedures and is generally recognized in the current period as provision expense. However, if improvement is noted in a loan pool that had previously experienced impairment, the amount of improvement is recognized as a reduction to the applicable period’s provision expense. Additional improvement beyond previously recorded impairment is reflected as a yield adjustment on a prospective basis. The timing inherent in this accounting treatment may result in earnings volatility in future periods.

The following table presents activity in the allowance for loan losses related to covered loans for the three months ended December 31, September 30, June 30 and March 31, 2011 as well as for the twelve month period ended December 31, 2011.

Table X
					As of or for the
	As of or for the Three Months Ended				Twelve Months
	December 31,	September 30,	June 30,	March 31,	Ended December 31,
(Dollars in thousands)	2011	2011	2011	2011	2011

Balance at beginning of period	$48,112	$51,044	$31,555	$16,493	$16,493

Provision for loan and lease losses - covered	6,910	7,260	23,895	26,016	64,081

Total gross charge-offs	(13,513)	(10,609)	(7,456)	(14,026)	(45,604)

Total recoveries	1,326	417	3,050	3,072	7,865

Total net charge-offs	(12,187)	(10,192)	(4,406)	(10,954)	(37,739)

Ending allowance for loan and lease losses - covered	$42,835	$48,112	$51,044	$31,555	$42,835

The Company has established an allowance for loan losses associated with covered loans based on estimated valuation procedures performed each quarter. During the fourth quarter 2011, the Company recognized a provision expense of $6.9 million, representing a decline of $0.4 million, or 4.8%, compared to the linked quarter. The decrease reflects a continued stabilizing credit outlook related to loan pools with previously recognized impairment. The allowance for loan losses related to covered loans declined $5.3 million, or 11.0%, compared to the third quarter 2011, also reflecting the stabilized credit outlook in conjunction with the decline in the covered loan portfolio. As a percentage of total covered loans, the allowance for loan losses totaled 4.07% as of December 31, 2011 compared to 4.18% as of September 30, 2011.

In addition to the provision expense, the Company incurred loss share and covered asset expenses of $2.5 million, including $0.8 million of losses related to covered OREO and $1.7 million of other credit expenses related to covered assets. The receivable due from the FDIC under loss share agreements of $7.4 million related to total credit costs incurred was recognized as FDIC loss share income and a corresponding increase to the FDIC indemnification asset.

SUMMARY OF ACQUISITIONS

During the third quarter 2009, through FDIC-assisted transactions, First Financial assumed the banking operations of Peoples Community Bank (“Peoples”), Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B. (collectively, “Irwin”). In connection with the FDIC-assisted transactions, the Company has loss sharing arrangements with the FDIC. Under the terms of these agreements, the FDIC will reimburse the Company for losses with respect to certain loans (“covered loans”) and other real estate owned (“OREO”) (collectively, “covered assets”).

During the third quarter 2011, the Company completed its acquisition of the Ohio-based retail banking branches of Liberty Savings Bank, FSB. This transaction included 16 branch locations, 12 of which are located in the Dayton, OH area and significantly enhanced the Company’s presence in this key strategic market. At closing, First Financial assumed $341.9 million of deposits and acquired $126.5 million of in-market performing loans. All elements of the business acquired as part of this transaction are considered by the Company to be acquired-strategic (see definition below).

During the fourth quarter 2011, First Financial completed its acquisition of the Indiana-based retail banking branches of Flagstar Bank, FSB. This transaction included 22 branch locations, 18 of which are located in the Indianapolis, IN area and substantially increased the Company’s presence in the strategic metropolitan market. At closing, First Financial assumed $464.7 million of deposits. All elements of the business acquired as part of this transaction are considered by the Company to be acquired-strategic (see definition below).

As a result of the acquisitions, the Company’s business and operating markets expanded significantly. To assist readers in understanding the financial and strategic impact of the acquisitions, the combined operations of First Financial’s legacy and acquired businesses will be discussed in three categories: “Legacy-Strategic”, “Acquired-Strategic” and “Acquired-Non-Strategic”. Definitions of the business categories and other financial items related to the acquisitions can be found below in “Glossary of Terms”. Available on the Company’s website at www.bankatfirst.com is a presentation providing supplemental information regarding its quarterly results.

Glossary of Terms

To assist readers in understanding the Company’s financial results and the effect of the acquisitions on reported amounts, the following terms are used throughout this release to refer to specific acquisition-related items. The first three define the business components referred to above and the remaining items define specific covered loan terminology.

Legacy-strategic – Elements of the business that existed prior to the acquisitions and will continue to be supported.

Acquired-strategic – Elements of the business that the Company intends to retain and will continue to support and build. Legacy-strategic and acquired-strategic are collectively referred to as “strategic.”

Acquired-non-strategic – Elements of the business that the Company intends to exit but will continue to support to obtain maximum economic value. No growth or replacement is expected.

Accelerated discount on covered loans – The acceleration of the unrealized valuation discount. This item will be ongoing but diminishing as covered loan balances decline over time.

UPB – Unpaid principal balance

Carrying value – The unpaid principal balance of a covered loan less any valuation discount.

Unless otherwise noted, all amounts discussed in this earnings release are pre-tax except net income and per-share data which are presented after-tax. Percentage changes are not annualized unless specifically noted. In some instances, financial data may not add up due to rounding.

Teleconference / Webcast Information

First Financial’s senior management will host a conference call to discuss the Company’s financial and operating results on Thursday, January 26, 2012 at 9:00 a.m. Eastern Time. Members of the public who would like to listen to the conference call should dial (877) 317-6789 (U.S. toll free), (866) 605-3852 (Canada toll free) or +1 (412) 317-6789 (International) (no passcode required). The number should be dialed five to ten minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast via the Investor Relations section of the Company’s website at www.bankatfirst.com. A replay of the conference call will be available beginning one hour after the completion of the live call through February 10, 2012 at (877) 344-7529 (U.S. toll free) and +1 (412) 317-0088 (International); conference number 10009042. The webcast will be archived on the Investor Relations section of the Company’s website through January 26, 2013.

Press Release and Additional Information on Website

This press release as well as supplemental information related to this release is available to the public through the Investor Relations section of First Financial’s website at www.bankatfirst.com/investor.

Forward-Looking Statements

Certain statements contained in this news release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the ‘‘Act’’). In addition, certain statements in future filings by First Financial with the SEC, in press releases, and in oral and written statements made by or with the approval of First Financial which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items, statements of plans and objectives of First Financial or its management or board of directors, and statements of future economic performances and statements of assumptions underlying such statements. Words such as ‘‘believes’’, ‘‘anticipates’’, “likely”, “expected”, ‘‘intends’’, and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

▪	management’s ability to effectively execute its business plan;
▪	the risk that the strength of the United States economy in general and the strength of the local economies in which we conduct operations may continue to deteriorate resulting in, among other things, a further deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio, allowance for loan and lease losses and overall financial performance;
▪	the effects of the potential delay or failure of the U.S. federal government to pay its debts as they become due or make payments in the ordinary course;
▪	the ability of financial institutions to access sources of liquidity at a reasonable cost;
▪	the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury’s TARP and the FDIC’s Temporary Liquidity Guarantee Program, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from increased payments from FDIC insurance funds as a result of depository institution failures;
▪	the effect of and changes in policies and laws or regulatory agencies (notably the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act);
▪	inflation and possible changes in interest rates;
▪	our ability to keep up with technological changes;
▪	our ability to comply with the terms of loss sharing agreements with the FDIC;
▪	mergers and acquisitions, including costs or difficulties related to the integration of acquired companies and the wind-down of non-strategic operations that may be greater than expected, such as the risks and uncertainties associated with the Irwin Mortgage Corporation bankruptcy proceedings and other acquired subsidiaries;
▪	the risk that exploring merger and acquisition opportunities may detract from management’s time and ability to successfully manage our company;
▪	expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected;

▪	our ability to increase market share and control expenses;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the SEC;
▪	adverse changes in the securities and debt markets;
▪	our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services;
▪	monetary and fiscal policies of the Board of Governors of the Federal Reserve System (Federal Reserve) and the U.S. government and other governmental initiatives affecting the financial services industry;
▪	our ability to manage loan delinquency and charge-off rates and changes in estimation of the adequacy of the allowance for loan losses; and
▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation.

In addition, please refer to our Annual Report on Form 10-K for the year ended December 31, 2010, as well as our other filings with the SEC, for a more detailed discussion of these risks and uncertainties and other factors. Such forward-looking statements are meaningful only on the date when such statements are made, and First Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.

About First Financial Bancorp

First Financial Bancorp is a Cincinnati, Ohio based bank holding company. As of December 31, 2011, the Company had $6.7 billion in assets, $4.0 billion in loans, $5.6 billion in deposits and $712 million in shareholders’ equity. The Company’s subsidiary, First Financial Bank, N.A., founded in 1863, provides banking and financial services products through its three lines of business: commercial, retail and wealth management. The commercial and retail units provide traditional banking services to business and consumer clients. First Financial Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.3 billion in assets under management as of December 31, 2011. The Company’s strategic operating markets are located in Ohio, Indiana and Kentucky where it operates 136 banking centers. Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.

Contact Information
Investors/Analysts	Media
Kenneth Lovik	Cheryl Lipp
Vice President, Investor Relations and	First Vice President, Director of Communications
Corporate Development	(513) 979-5797
(513) 979-5837	cheryl.lipp@bankatfirst.com
kenneth.lovik@bankatfirst.com

Selected Financial Information

December 31, 2011

(unaudited)

FIRST FINANCIAL BANCORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share)

(Unaudited)

	Three months ended,					Twelve months ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,
	2011	2011	2011	2011	2010	2011	2010

RESULTS OF OPERATIONS
Net income	$17,941	$15,618	$15,973	$17,207	$14,300	$66,739	$59,251
Net income available to common shareholders	$17,941	$15,618	$15,973	$17,207	$14,300	$66,739	$57,386
Net earnings per common share - basic	$0.31	$0.27	$0.28	$0.30	$0.25	$1.16	$1.01
Net earnings per common share - diluted	$0.31	$0.27	$0.27	$0.29	$0.24	$1.14	$0.99
Dividends declared per common share	$0.27	$0.27	$0.12	$0.12	$0.10	$0.78	$0.40

KEY FINANCIAL RATIOS
Return on average assets	1.09%	1.01%	1.03%	1.11%	0.90%	1.06%	0.91%
Return on average shareholders' equity	9.89%	8.54%	9.05%	10.04%	8.14%	9.37%	8.68%
Return on average common shareholders' equity	9.89%	8.54%	9.05%	10.04%	8.14%	9.37%	8.55%
Return on average tangible common shareholders' equity	11.59%	9.56%	9.84%	10.94%	8.87%	11.01%	9.35%

Net interest margin	4.32%	4.55%	4.61%	4.73%	4.65%	4.55%	4.66%
Net interest margin (fully tax equivalent) (1)	4.34%	4.57%	4.62%	4.75%	4.67%	4.57%	4.68%

Ending equity as a percent of ending assets	10.68%	11.47%	11.95%	11.21%	11.16%	10.68%	11.16%
Ending tangible common equity as a percent of:
Ending tangible assets	9.23%	10.38%	11.11%	10.40%	10.33%	9.23%	10.33%
Risk-weighted assets	16.63%	18.47%	19.65%	19.28%	17.36%	16.63%	17.36%

Average equity as a percent of average assets	11.05%	11.83%	11.38%	11.09%	11.12%	11.33%	10.53%
Average common equity as a percent of average assets	11.05%	11.83%	11.38%	11.09%	11.12%	11.33%	10.35%
Average tangible common equity as a percent of average tangible assets	9.58%	10.70%	10.56%	10.28%	10.29%	9.81%	9.55%

Book value per common share	$12.22	$12.48	$12.39	$12.15	$12.01	$12.22	$12.01
Tangible book value per common share	$10.41	$11.15	$11.42	$11.17	$11.02	$10.41	$11.02

Tier 1 Ratio (2)	17.47%	18.81%	20.14%	20.49%	18.45%	17.47%	18.45%
Total Capital Ratio (2)	18.74%	20.08%	21.42%	21.76%	19.72%	18.74%	19.72%
Leverage Ratio (2)	9.87%	10.87%	11.01%	11.09%	10.89%	9.87%	10.89%

AVERAGE BALANCE SHEET ITEMS
Loans (3)	$2,983,354	$2,800,466	$2,782,947	$2,821,450	$2,804,832	$2,847,370	$2,816,541
Covered loans and FDIC indemnification asset	1,287,776	1,380,128	1,481,353	1,628,645	1,783,737	1,443,365	1,968,896
Investment securities	1,257,574	1,199,473	1,093,870	1,045,292	798,135	1,149,772	662,344
Interest-bearing deposits with other banks	485,432	306,969	375,434	276,837	405,920	361,591	459,618
Total earning assets	$6,014,136	$5,687,036	$5,733,604	$5,772,224	$5,792,624	$5,802,098	$5,907,399
Total assets	$6,515,756	$6,136,815	$6,219,754	$6,266,408	$6,270,480	$6,284,961	$6,485,632
Noninterest-bearing deposits	$860,863	$735,621	$734,674	$733,242	$741,343	$766,366	$744,159
Interest-bearing deposits	4,630,412	4,366,827	4,402,103	4,431,524	4,438,113	4,458,012	4,500,188
Total deposits	$5,491,275	$5,102,448	$5,136,777	$5,164,766	$5,179,456	$5,224,378	$5,244,347
Borrowings	$174,939	$195,140	$218,196	$230,087	$213,107	$204,414	$367,358
Shareholders' equity	$719,964	$725,809	$707,750	$695,062	$697,016	$712,252	$682,987

CREDIT QUALITY RATIOS (excluding covered assets)
Allowance to ending loans	1.77%	1.86%	1.92%	1.93%	2.03%	1.77%	2.03%
Allowance to nonaccrual loans	96.83%	92.20%	94.93%	86.46%	91.87%	96.83%	91.87%
Allowance to nonperforming loans	68.84%	71.35%	72.51%	66.57%	71.62%	68.84%	71.62%
Nonperforming loans to total loans	2.57%	2.60%	2.65%	2.90%	2.84%	2.57%	2.84%
Nonperforming assets to ending loans, plus OREO	2.94%	3.00%	3.22%	3.42%	3.45%	2.94%	3.45%
Nonperforming assets to total assets	1.31%	1.40%	1.50%	1.51%	1.57%	1.31%	1.57%
Net charge-offs to average loans (annualized)	0.95%	0.96%	0.83%	0.61%	1.39%	0.84%	1.27%

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

(2) December 31, 2011 regulatory capital ratios are preliminary.

(3) Includes loans held for sale.

FIRST FINANCIAL BANCORP.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three months ended,			Twelve months ended,
	Dec. 31,			Dec. 31,
	2011	2010	% Change	2011	2010	% Change
Interest income
Loans, including fees	$69,658	$75,836	(8.1)%	$285,689	$306,075	(6.7)%
Investment securities
Taxable	6,945	5,522	25.8%	28,239	21,748	29.8%
Tax-exempt	201	214	(6.1)%	767	934	(17.9)%
Total investment securities interest	7,146	5,736	24.6%	29,006	22,682	27.9%
Other earning assets	(1,819)	749	(342.9)%	(5,878)	14,745	(139.9)%
Total interest income	74,985	82,321	(8.9)%	308,817	343,502	(10.1)%

Interest expense
Deposits	8,791	12,923	(32.0)%	40,781	58,336	(30.1)%
Short-term borrowings	25	33	(24.2)%	163	94	73.4%
Long-term borrowings	693	1,194	(42.0)%	3,586	8,341	(57.0)%
Subordinated debentures and capital securities	0	265	(100.0)%	391	1,221	(68.0)%
Total interest expense	9,509	14,415	(34.0)%	44,921	67,992	(33.9)%
Net interest income	65,476	67,906	(3.6)%	263,896	275,510	(4.2)%
Provision for loan and lease losses - uncovered	5,164	9,741	(47.0)%	19,210	33,564	(42.8)%
Provision for loan and lease losses - covered	6,910	13,997	(50.6)%	64,081	63,144	1.5%
Net interest income after provision for loan and lease losses	53,402	44,168	20.9%	180,605	178,802	1.0%

Noninterest income
Service charges on deposit accounts	4,920	5,090	(3.3)%	19,206	22,188	(13.4)%
Trust and wealth management fees	3,531	3,283	7.6%	14,340	13,862	3.4%
Bankcard income	2,490	2,255	10.4%	9,291	8,518	9.1%
Net gains from sales of loans	1,172	1,241	(5.6)%	4,258	4,632	(8.1)%
FDIC loss sharing income	7,433	11,306	(34.3)%	60,888	51,844	17.4%
Accelerated discount on covered loans	4,775	6,113	(21.9)%	20,521	29,067	(29.4)%
Gain on sale of investment securities	2,541	0	N/M	2,541	0	N/M
(Loss) Income on preferred securities	0	0	N/M	0	(30)	(100.0)%
Other	2,778	5,246	(47.0)%	11,486	16,750	(31.4)%
Total noninterest income	29,640	34,534	(14.2)%	142,531	146,831	(2.9)%

Noninterest expenses
Salaries and employee benefits	26,447	28,819	(8.2)%	106,914	117,363	(8.9)%
Net occupancy	5,893	4,430	33.0%	21,410	22,555	(5.1)%
Furniture and equipment	2,425	3,022	(19.8)%	9,945	10,299	(3.4)%
Data processing	1,559	1,593	(2.1)%	5,716	5,152	10.9%
Marketing	1,567	1,453	7.8%	5,794	5,357	8.2%
Communication	864	892	(3.1)%	3,203	3,908	(18.0)%
Professional services	2,252	2,863	(21.3)%	9,636	9,169	5.1%
Debt extinguishment	0	0	N/M	0	8,029	(100.0)%
State intangible tax	436	1,362	(68.0)%	3,583	4,843	(26.0)%
FDIC assessments	1,192	2,272	(47.5)%	5,676	8,312	(31.7)%
Other	12,033	9,584	25.6%	46,220	38,693	19.5%
Total noninterest expenses	54,668	56,290	(2.9)%	218,097	233,680	(6.7)%
Income before income taxes	28,374	22,412	26.6%	105,039	91,953	14.2%
Income tax expense	10,433	8,112	28.6%	38,300	32,702	17.1%
Net income	17,941	14,300	25.5%	66,739	59,251	12.6%
Dividends on preferred stock	0	0	N/M	0	1,865	(100.0)%
Income available to common shareholders	$17,941	$14,300	25.5%	$66,739	$57,386	16.3%

ADDITIONAL DATA
Net earnings per common share - basic	$0.31	$0.25		$1.16	$1.01
Net earnings per common share - diluted	$0.31	$0.24		$1.14	$0.99
Dividends declared per common share	$0.27	$0.10		$0.78	$0.40

Return on average assets	1.09%	0.90%		1.06%	0.91%
Return on average shareholders' equity	9.89%	8.14%		9.37%	8.68%

Interest income	$74,985	$82,321	(8.9)%	$308,817	$343,502	(10.1)%
Tax equivalent adjustment	265	220	20.5%	979	866	13.0%
Interest income - tax equivalent	75,250	82,541	(8.8)%	309,796	344,368	(10.0)%
Interest expense	9,509	14,415	(34.0)%	44,921	67,992	(33.9)%
Net interest income - tax equivalent	$65,741	$68,126	(3.5)%	$264,875	$276,376	(4.2)%

Net interest margin	4.32%	4.65%		4.55%	4.66%
Net interest margin (fully tax equivalent) (1)	4.34%	4.67%		4.57%	4.68%

Full-time equivalent employees (2)	1,508	1,529

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

(2) Does not include associates from acquisitions that are currently in a temporary hire status.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.

CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	2011
	Fourth	Third	Second	First		% Change
	Quarter	Quarter	Quarter	Quarter	YTD	Linked Qtr.
Interest income
Loans, including fees	$69,658	$70,086	$71,929	$74,016	$285,689	(0.6)%
Investment securities
Taxable	6,945	7,411	7,080	6,803	28,239	(6.3)%
Tax-exempt	201	176	192	198	767	14.2%
Total investment securities interest	7,146	7,587	7,272	7,001	29,006	(5.8)%
Other earning assets	(1,819)	(1,721)	(1,384)	(954)	(5,878)	5.7%
Total interest income	74,985	75,952	77,817	80,063	308,817	(1.3)%

Interest expense
Deposits	8,791	9,823	10,767	11,400	40,781	(10.5)%
Short-term borrowings	25	44	49	45	163	(43.2)%
Long-term borrowings	693	867	937	1,089	3,586	(20.1)%
Subordinated debentures and capital securities	0	0	197	194	391	N/M
Total interest expense	9,509	10,734	11,950	12,728	44,921	(11.4)%
Net interest income	65,476	65,218	65,867	67,335	263,896	0.4%
Provision for loan and lease losses - uncovered	5,164	7,643	5,756	647	19,210	(32.4)%
Provision for loan and lease losses - covered	6,910	7,260	23,895	26,016	64,081	(4.8)%
Net interest income after provision for loan and lease losses	53,402	50,315	36,216	40,672	180,605	6.1%

Noninterest income
Service charges on deposit accounts	4,920	4,793	4,883	4,610	19,206	2.6%
Trust and wealth management fees	3,531	3,377	3,507	3,925	14,340	4.6%
Bankcard income	2,490	2,318	2,328	2,155	9,291	7.4%
Net gains from sales of loans	1,172	1,243	854	989	4,258	(5.7)%
FDIC loss sharing income	7,433	8,377	21,643	23,435	60,888	(11.3)%
Accelerated discount on covered loans	4,775	5,207	4,756	5,783	20,521	(8.3)%
Gain on sale of investment securities	2,541	0	0	0	2,541	N/M
Other	2,778	2,800	3,147	2,761	11,486	(0.8)%
Total noninterest income	29,640	28,115	41,118	43,658	142,531	5.4%

Noninterest expenses
Salaries and employee benefits	26,447	27,774	25,123	27,570	106,914	(4.8)%
Net occupancy	5,893	4,164	4,493	6,860	21,410	41.5%
Furniture and equipment	2,425	2,386	2,581	2,553	9,945	1.6%
Data processing	1,559	1,466	1,453	1,238	5,716	6.3%
Marketing	1,567	1,584	1,402	1,241	5,794	(1.1)%
Communication	864	772	753	814	3,203	11.9%
Professional services	2,252	2,062	3,095	2,227	9,636	9.2%
State intangible tax	436	546	1,236	1,365	3,583	(20.1)%
FDIC assessments	1,192	1,211	1,152	2,121	5,676	(1.6)%
Other	12,033	11,177	11,209	11,801	46,220	7.7%
Total noninterest expenses	54,668	53,142	52,497	57,790	218,097	2.9%
Income before income taxes	28,374	25,288	24,837	26,540	105,039	12.2%
Income tax expense	10,433	9,670	8,864	9,333	38,300	7.9%
Net income	$17,941	$15,618	$15,973	$17,207	$66,739	14.9%

ADDITIONAL DATA
Net earnings per common share - basic	$0.31	$0.27	$0.28	$0.30	$1.16
Net earnings per common share - diluted	$0.31	$0.27	$0.27	$0.29	$1.14
Dividends declared per common share	$0.27	$0.27	$0.12	$0.12	$0.78

Return on average assets	1.09%	1.01%	1.03%	1.11%	1.06%
Return on average shareholders' equity	9.89%	8.54%	9.05%	10.04%	9.37%

Interest income	$74,985	$75,952	$77,817	$80,063	$308,817	(1.3)%
Tax equivalent adjustment	265	236	240	238	979	12.3%
Interest income - tax equivalent	75,250	76,188	78,057	80,301	309,796	(1.2)%
Interest expense	9,509	10,734	11,950	12,728	44,921	(11.4)%
Net interest income - tax equivalent	$65,741	$65,454	$66,107	$67,573	$264,875	0.4%

Net interest margin	4.32%	4.55%	4.61%	4.73%	4.55%
Net interest margin (fully tax equivalent) (1)	4.34%	4.57%	4.62%	4.75%	4.57%

Full-time equivalent employees (2)	1,508	1,377	1,374	1,483

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

(2) Does not include associates from acquisitions that are currently in a temporary hire status.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.

CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	2010
	Fourth	Third	Second	First	Full
	Quarter	Quarter	Quarter	Quarter	Year
Interest income
Loans, including fees	$75,836	$75,957	$74,944	$79,338	$306,075
Investment securities
Taxable	5,522	5,386	5,444	5,396	21,748
Tax-exempt	214	240	245	235	934
Total investment securities interest	5,736	5,626	5,689	5,631	22,682
Other earning assets	749	3,101	5,305	5,590	14,745
Total interest income	82,321	84,684	85,938	90,559	343,502

Interest expense
Deposits	12,923	14,457	15,308	15,648	58,336
Short-term borrowings	33	25	17	19	94
Long-term borrowings	1,194	2,034	2,556	2,557	8,341
Subordinated debentures and capital securities	265	322	319	315	1,221
Total interest expense	14,415	16,838	18,200	18,539	67,992
Net interest income	67,906	67,846	67,738	72,020	275,510
Provision for loan and lease losses - uncovered	9,741	6,287	6,158	11,378	33,564
Provision for loan and lease losses - covered	13,997	20,725	18,962	9,460	63,144
Net interest income after provision for loan and lease losses	44,168	40,834	42,618	51,182	178,802

Noninterest income
Service charges on deposit accounts	5,090	5,632	5,855	5,611	22,188
Trust and wealth management fees	3,283	3,366	3,668	3,545	13,862
Bankcard income	2,255	2,193	2,102	1,968	8,518
Net gains from sales of loans	1,241	2,749	473	169	4,632
FDIC loss sharing income	11,306	17,800	15,170	7,568	51,844
Accelerated discount on covered loans	6,113	9,448	7,408	6,098	29,067
(Loss) income on preferred securities	0	0	0	(30)	(30)
Other	5,246	3,707	5,791	2,006	16,750
Total noninterest income	34,534	44,895	40,467	26,935	146,831

Noninterest expenses
Salaries and employee benefits	28,819	28,790	29,513	30,241	117,363
Net occupancy	4,430	4,663	5,340	8,122	22,555
Furniture and equipment	3,022	2,490	2,514	2,273	10,299
Data processing	1,593	1,191	1,136	1,232	5,152
Marketing	1,453	1,230	1,600	1,074	5,357
Communication	892	986	822	1,208	3,908
Professional services	2,863	2,117	2,446	1,743	9,169
Debt extinguishment	0	8,029	0	0	8,029
State intangible tax	1,362	724	1,426	1,331	4,843
FDIC assessments	2,272	2,123	1,907	2,010	8,312
Other	9,584	8,967	9,115	11,027	38,693
Total noninterest expenses	56,290	61,310	55,819	60,261	233,680
Income before income taxes	22,412	24,419	27,266	17,856	91,953
Income tax expense	8,112	8,840	9,492	6,258	32,702
Net income	14,300	15,579	17,774	11,598	59,251
Dividends on preferred stock	0	0	0	1,865	1,865
Net income available to common shareholders	$14,300	$15,579	$17,774	$9,733	$57,386

ADDITIONAL DATA
Net earnings per common share - basic	$0.25	$0.27	$0.31	$0.18	$1.01
Net earnings per common share - diluted	$0.24	$0.27	$0.30	$0.17	$0.99
Dividends declared per common share	$0.10	$0.10	$0.10	$0.10	$0.40

Return on average assets	0.90%	0.96%	1.08%	0.71%	0.91%
Return on average shareholders' equity	8.14%	9.03%	10.62%	6.92%	8.68%

Interest income	$82,321	$84,684	$85,938	$90,559	$343,502
Tax equivalent adjustment	220	222	212	212	866
Interest income - tax equivalent	82,541	84,906	86,150	90,771	344,368
Interest expense	14,415	16,838	18,200	18,539	67,992
Net interest income - tax equivalent	$68,126	$68,068	$67,950	$72,232	$276,376

Net interest margin	4.65%	4.59%	4.53%	4.89%	4.66%
Net interest margin (fully tax equivalent) (1)	4.67%	4.60%	4.54%	4.91%	4.68%

Full-time equivalent employees (2)	1,529	1,535	1,511	1,466

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

(2) Does not include associates from acquisitions that are currently in a temporary hire status.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)

(Unaudited)

	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	% Change	% Change
	2011	2011	2011	2011	2010	Linked Qtr.	Comparable Qtr.
ASSETS
Cash and due from banks	$149,653	$108,253	$104,150	$96,709	$105,981	38.2%	41.2%
Interest-bearing deposits with other banks	375,398	369,130	147,108	387,923	176,952	1.7%	112.1%
Investment securities available-for-sale	1,441,846	1,120,179	1,134,114	1,024,684	919,110	28.7%	56.9%
Investment securities held-to-maturity	2,664	2,724	3,001	16,780	17,406	(2.2)%	(84.7)%
Other investments	71,492	71,492	71,492	78,689	78,689	0.0%	(9.1)%
Loans held for sale	24,834	14,259	8,824	6,813	29,292	74.2%	(15.2)%
Loans
Commercial	856,981	822,552	798,552	794,821	800,253	4.2%	7.1%
Real estate - construction	114,974	136,651	142,682	145,355	163,543	(15.9)%	(29.7)%
Real estate - commercial	1,233,067	1,202,035	1,144,368	1,131,306	1,139,931	2.6%	8.2%
Real estate - residential	287,980	300,165	256,788	268,746	269,173	(4.1)%	7.0%
Installment	67,543	70,034	63,799	66,028	69,711	(3.6)%	(3.1)%
Home equity	358,960	362,919	344,457	339,590	341,310	(1.1)%	5.2%
Credit card	31,631	30,435	28,618	28,104	29,563	3.9%	7.0%
Lease financing	17,311	12,870	9,890	7,147	2,609	34.5%	563.5%
Total loans, excluding covered loans	2,968,447	2,937,661	2,789,154	2,781,097	2,816,093	1.0%	5.4%
Less
Allowance for loan and lease losses	52,576	54,537	53,671	53,645	57,235	(3.6)%	(8.1)%
Net loans - uncovered	2,915,871	2,883,124	2,735,483	2,727,452	2,758,858	1.1%	5.7%
Covered loans	1,053,244	1,151,066	1,242,730	1,336,015	1,481,493	(8.5)%	(28.9)%
Less
Allowance for loan and lease losses	42,835	48,112	51,044	31,555	16,493	(11.0)%	159.7%
Net loans - covered	1,010,409	1,102,954	1,191,686	1,304,460	1,465,000	(8.4)%	(31.0)%
Net loans	3,926,280	3,986,078	3,927,169	4,031,912	4,223,858	(1.5)%	(7.0)%
Premises and equipment	138,096	120,325	114,797	115,873	118,477	14.8%	16.6%
Goodwill	95,050	68,922	51,820	51,820	51,820	37.9%	83.4%
Other intangibles	10,844	8,436	4,847	5,227	5,604	28.5%	93.5%
FDIC indemnification asset	173,009	177,814	193,113	207,359	222,648	(2.7)%	(22.3)%
Accrued interest and other assets	262,345	290,117	281,172	290,692	300,388	(9.6)%	(12.7)%
Total Assets	$6,671,511	$6,337,729	$6,041,607	$6,314,481	$6,250,225	5.3%	6.7%

LIABILITIES
Deposits
Interest-bearing demand	$1,317,339	$1,288,721	$1,021,519	$1,136,219	$1,111,877	2.2%	18.5%
Savings	1,724,659	1,537,420	1,643,110	1,628,952	1,534,045	12.2%	12.4%
Time	1,654,662	1,658,031	1,581,603	1,702,294	1,794,843	(0.2)%	(7.8)%
Total interest-bearing deposits	4,696,660	4,484,172	4,246,232	4,467,465	4,440,765	4.7%	5.8%
Noninterest-bearing	946,180	814,928	728,178	749,785	705,484	16.1%	34.1%
Total deposits	5,642,840	5,299,100	4,974,410	5,217,250	5,146,249	6.5%	9.6%
Federal funds purchased and securities sold under agreements to repurchase	99,431	95,451	105,291	87,973	59,842	4.2%	66.2%
Long-term debt	76,544	76,875	102,255	102,976	128,880	(0.4)%	(40.6)%
Other long-term debt	0	0	0	20,620	20,620	N/M	(100.0)%
Total borrowed funds	175,975	172,326	207,546	211,569	209,342	2.1%	(15.9)%
Accrued interest and other liabilities	140,475	139,171	137,889	177,698	197,240	0.9%	(28.8)%
Total Liabilities	5,959,290	5,610,597	5,319,845	5,606,517	5,552,831	6.2%	7.3%

SHAREHOLDERS' EQUITY
Common stock	579,871	578,974	577,856	576,992	580,097	0.2%	(0.0)%
Retained earnings	331,351	329,243	329,455	320,515	310,271	0.6%	6.8%
Accumulated other comprehensive loss	(21,490)	(3,388)	(7,902)	(12,332)	(12,044)	534.3%	78.4%
Treasury stock, at cost	(177,511)	(177,697)	(177,647)	(177,211)	(180,930)	(0.1)%	(1.9)%
Total Shareholders' Equity	712,221	727,132	721,762	707,964	697,394	(2.1)%	2.1%
Total Liabilities and Shareholders' Equity	$6,671,511	$6,337,729	$6,041,607	$6,314,481	$6,250,225	5.3%	6.7%

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.

AVERAGE CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)

(Unaudited)

	Quarterly Averages					Year-to-Date Averages
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,
	2011	2011	2011	2011	2010	2011	2010
ASSETS
Cash and due from banks	$121,603	$110,336	$118,829	$111,953	$122,167	$115,692	$228,539
Interest-bearing deposits with other banks	485,432	306,969	375,434	276,837	405,920	361,591	459,618
Investment securities	1,257,574	1,199,473	1,093,870	1,045,292	798,135	1,149,772	662,344
Loans held for sale	21,067	9,497	8,530	16,121	21,141	13,805	11,550
Loans
Commercial	851,006	794,447	797,158	802,944	739,082	811,474	751,459
Real estate - construction	135,825	141,791	139,255	158,403	172,585	143,751	198,395
Real estate - commercial	1,206,678	1,145,195	1,132,662	1,135,630	1,155,896	1,155,209	1,120,646
Real estate - residential	293,158	258,377	260,920	265,527	276,166	269,541	295,677
Installment	68,945	63,672	65,568	67,700	71,623	66,467	74,994
Home equity	360,389	346,486	341,876	340,285	339,192	347,312	335,219
Credit card	30,759	29,505	28,486	28,321	28,962	29,275	28,529
Lease financing	15,527	11,496	8,492	6,519	185	10,536	72
Total loans, excluding covered loans	2,962,287	2,790,969	2,774,417	2,805,329	2,783,691	2,833,565	2,804,991
Less
Allowance for loan and lease losses	55,157	55,146	55,132	59,756	60,433	56,282	60,409
Net loans - uncovered	2,907,130	2,735,823	2,719,285	2,745,573	2,723,258	2,777,283	2,744,582
Covered loans	1,113,876	1,196,327	1,295,228	1,420,197	1,551,003	1,255,403	1,715,984
Less
Allowance for loan and lease losses	51,330	51,955	39,070	23,399	16,104	41,544	4,285
Net loans - covered	1,062,546	1,144,372	1,256,158	1,396,798	1,534,899	1,213,859	1,711,699
Net loans	3,969,676	3,880,195	3,975,443	4,142,371	4,258,157	3,991,142	4,456,281
Premises and equipment	128,168	116,070	115,279	119,006	117,659	119,646	114,371
Goodwill	77,158	52,004	51,820	51,820	51,820	58,253	51,820
Other intangibles	9,094	4,697	5,031	5,421	5,841	6,067	6,621
FDIC indemnification asset	173,900	183,801	186,125	208,448	232,734	187,962	252,912
Accrued interest and other assets	272,084	273,773	289,393	289,139	256,906	281,031	241,576
Total Assets	$6,515,756	$6,136,815	$6,219,754	$6,266,408	$6,270,480	$6,284,961	$6,485,632

LIABILITIES
Deposits
Interest-bearing demand	$1,388,903	$1,153,178	$1,130,503	$1,088,791	$1,086,685	$1,191,064	$1,076,403
Savings	1,617,588	1,659,152	1,636,821	1,585,065	1,490,132	1,624,840	1,391,066
Time	1,623,921	1,554,497	1,634,779	1,757,668	1,861,296	1,642,108	2,032,719
Total interest-bearing deposits	4,630,412	4,366,827	4,402,103	4,431,524	4,438,113	4,458,012	4,500,188
Noninterest-bearing	860,863	735,621	734,674	733,242	741,343	766,366	744,159
Total deposits	5,491,275	5,102,448	5,136,777	5,164,766	5,179,456	5,224,378	5,244,347
Federal funds purchased and securities sold under agreements to repurchase	98,268	100,990	95,297	89,535	63,489	96,060	47,536
Long-term debt	76,671	94,150	102,506	119,932	128,998	98,185	299,202
Other long-term debt	0	0	20,393	20,620	20,620	10,169	20,620
Total borrowed funds	174,939	195,140	218,196	230,087	213,107	204,414	367,358
Accrued interest and other liabilities	129,578	113,418	157,031	176,493	180,901	143,917	190,940
Total Liabilities	5,795,792	5,411,006	5,512,004	5,571,346	5,573,464	5,572,709	5,802,645

SHAREHOLDERS' EQUITY
Preferred stock	0	0	0	0	0	0	11,717
Common stock	579,321	578,380	577,417	579,790	579,701	578,725	572,161
Retained earnings	323,624	331,107	318,466	308,841	306,923	320,579	290,510
Accumulated other comprehensive loss	(5,396)	(6,013)	(10,488)	(13,251)	(8,584)	(8,758)	(8,694)
Treasury stock, at cost	(177,585)	(177,665)	(177,645)	(180,318)	(181,024)	(178,294)	(182,707)
Total Shareholders' Equity	719,964	725,809	707,750	695,062	697,016	712,252	682,987
Total Liabilities and Shareholders' Equity	$6,515,756	$6,136,815	$6,219,754	$6,266,408	$6,270,480	$6,284,961	$6,485,632

FIRST FINANCIAL BANCORP.

NET INTEREST MARGIN RATE/VOLUME ANALYSIS

(Dollars in thousands)

(Unaudited)

	Quarterly Averages						Year-to-Date Averages
	Dec. 31, 2011		Sep. 30, 2011		Dec. 31, 2010		Dec. 31, 2011		Dec. 31, 2010
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
Earning assets
Investment securities	$1,257,574	2.25%	$1,199,473	2.51%	$798,135	2.85%	$1,149,772	2.52%	$662,344	3.42%
Interest-bearing deposits with other banks	485,432	0.25%	306,969	0.27%	405,920	0.36%	361,591	0.31%	459,618	0.34%
Gross loans (2)	4,271,130	6.27%	4,180,594	6.47%	4,588,569	6.59%	4,290,735	6.49%	4,785,437	6.67%
Total earning assets	6,014,136	4.95%	5,687,036	5.30%	5,792,624	5.64%	5,802,098	5.32%	5,907,399	5.81%

Nonearning assets
Allowance for loan and lease losses	(106,487)		(107,101)		(76,537)		(97,826)		(64,694)
Cash and due from banks	121,603		110,336		122,167		115,692		228,539
Accrued interest and other assets	486,504		446,544		432,226		464,997		414,388
Total assets	$6,515,756		$6,136,815		$6,270,480		$6,284,961		$6,485,632

Interest-bearing liabilities
Total interest-bearing deposits	$4,630,412	0.75%	$4,366,827	0.89%	$4,438,113	1.16%	$4,458,012	0.91%	$4,500,188	1.30%
Borrowed funds
Short-term borrowings	98,268	0.10%	100,990	0.17%	63,489	0.21%	96,060	0.17%	47,536	0.20%
Long-term debt	76,671	3.59%	94,150	3.65%	128,998	3.67%	98,185	3.65%	299,202	2.79%
Other long-term debt	0	N/M	0	N/M	20,620	5.10%	10,169	3.85%	20,620	5.92%
Total borrowed funds	174,939	1.63%	195,140	1.85%	213,107	2.78%	204,414	2.03%	367,358	2.63%
Total interest-bearing liabilities	4,805,351	0.79%	4,561,967	0.93%	4,651,220	1.23%	4,662,426	0.96%	4,867,546	1.40%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	860,863		735,621		741,343		766,366		744,159
Other liabilities	129,578		113,418		180,901		143,917		190,940
Shareholders' equity	719,964		725,809		697,016		712,252		682,987
Total liabilities & shareholders' equity	$6,515,756		$6,136,815		$6,270,480		$6,284,961		$6,485,632

Net interest income (1)	$65,476		$65,218		$67,906		$263,896		$275,510
Net interest spread (1)		4.16%		4.37%		4.41%		4.36%		4.41%
Net interest margin (1)		4.32%		4.55%		4.65%		4.55%		4.66%

(1) Not tax equivalent.

(2) Loans held for sale, nonaccrual loans, covered loans, and indemnification asset are included in gross loans.

FIRST FINANCIAL BANCORP.

NET INTEREST MARGIN RATE/VOLUME ANALYSIS

(Dollars in thousands)

(Unaudited)

	Linked Qtr. Income Variance			Comparable Qtr. Income Variance			Year-to-Date Income Variance
	Rate	Volume	Total	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$(771)	$330	$(441)	$(1,201)	$2,611	$1,410	$(5,973)	$12,297	$6,324
Interest-bearing deposits with other banks	(11)	115	104	(111)	51	(60)	(132)	(306)	(438)
Gross loans (2)	(2,061)	1,431	(630)	(3,667)	(5,019)	(8,686)	(8,440)	(32,131)	(40,571)
Total earning assets	(2,843)	1,876	(967)	(4,979)	(2,357)	(7,336)	(14,545)	(20,140)	(34,685)
Interest-bearing liabilities
Total interest-bearing deposits	$(1,532)	$500	$(1,032)	$(4,497)	$365	$(4,132)	$(17,169)	$(386)	$(17,555)
Borrowed funds
Short-term borrowings	(18)	(1)	(19)	(17)	9	(8)	(13)	82	69
Long-term debt	(16)	(158)	(174)	(28)	(473)	(501)	2,587	(7,342)	(4,755)
Other long-term debt	0	0	0	0	(265)	(265)	(428)	(402)	(830)
Total borrowed funds	(34)	(159)	(193)	(45)	(729)	(774)	2,146	(7,662)	(5,516)
Total interest-bearing liabilities	(1,566)	341	(1,225)	(4,542)	(364)	(4,906)	(15,023)	(8,048)	(23,071)
Net interest income (1)	$(1,277)	$1,535	$258	$(437)	$(1,993)	$(2,430)	$478	$(12,092)	$(11,614)

(1) Not tax equivalent.

(2) Loans held for sale, nonaccrual loans, covered loans, and indemnification asset are included in gross loans.

FIRST FINANCIAL BANCORP.

CREDIT QUALITY

(excluding covered assets)

(Dollars in thousands)

(Unaudited)

	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Full Year	Full Year
	2011	2011	2011	2011	2010	2011	2010

ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY
Balance at beginning of period	$54,537	$53,671	$53,645	$57,235	$57,249	$57,235	$59,311
Provision for uncovered loan and lease losses	5,164	7,643	5,756	647	9,741	19,210	33,564
Gross charge-offs
Commercial	1,742	879	383	432	5,131	3,436	13,324
Real estate - construction	2,105	1,771	1,213	1,190	500	6,279	8,619
Real estate - commercial	2,505	2,997	2,791	2,089	1,887	10,382	8,191
Real estate - residential	473	564	406	108	196	1,551	1,693
Installment	115	162	177	72	231	526	1,154
Home equity	488	510	923	262	1,846	2,183	3,499
Other	363	291	339	448	494	1,441	1,871
Total gross charge-offs	7,791	7,174	6,232	4,601	10,285	25,798	38,351
Recoveries
Commercial	348	92	222	100	57	762	620
Real estate - construction	5	0	27	0	0	32	24
Real estate - commercial	68	168	38	35	243	309	1,082
Real estate - residential	3	4	29	9	6	45	24
Installment	96	87	82	98	116	363	519
Home equity	71	9	12	25	74	117	192
Other	75	37	92	97	34	301	250
Total recoveries	666	397	502	364	530	1,929	2,711
Total net charge-offs	7,125	6,777	5,730	4,237	9,755	23,869	35,640
Ending allowance for uncovered loan and lease losses	$52,576	$54,537	$53,671	$53,645	$57,235	$52,576	$57,235

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED)
Commercial	0.65%	0.39%	0.08%	0.17%	2.72%	0.33%	1.69%
Real estate - construction	6.13%	4.96%	3.42%	3.05%	1.15%	4.35%	4.33%
Real estate - commercial	0.80%	0.98%	0.97%	0.73%	0.56%	0.87%	0.63%
Real estate - residential	0.64%	0.86%	0.58%	0.15%	0.27%	0.56%	0.56%
Installment	0.11%	0.47%	0.58%	(0.16)%	0.64%	0.25%	0.85%
Home equity	0.46%	0.57%	1.07%	0.28%	2.07%	0.59%	0.99%
Other	2.47%	2.46%	2.68%	4.09%	6.26%	2.86%	5.67%
Total net charge-offs	0.95%	0.96%	0.83%	0.61%	1.39%	0.84%	1.27%

COMPONENTS OF NONPERFORMING LOANS, NONPERFORMING ASSETS, AND UNDERPERFORMING ASSETS
Nonaccrual loans
Commercial	$7,809	$10,792	$9,811	$9,918	$13,729	$7,809	$13,729
Real estate - construction	10,005	13,844	13,237	14,199	12,921	10,005	12,921
Real estate - commercial	28,349	26,408	26,213	30,846	28,342	28,349	28,342
Real estate - residential	5,692	5,507	4,564	4,419	4,607	5,692	4,607
Installment	371	322	335	262	150	371	150
Home equity	2,073	2,277	2,376	2,404	2,553	2,073	2,553
Total nonaccrual loans	54,299	59,150	56,536	62,048	62,302	54,299	62,302
Restructured loans
Accruing	4,009	4,712	3,039	3,923	3,508	4,009	3,508
Nonaccrual	18,071	12,571	14,443	14,609	14,105	18,071	14,105
Total restructured loans	22,080	17,283	17,482	18,532	17,613	22,080	17,613
Total nonperforming loans	76,379	76,433	74,018	80,580	79,915	76,379	79,915
Other real estate owned (OREO)	11,317	12,003	16,313	14,953	17,907	11,317	17,907
Total nonperforming assets	87,696	88,436	90,331	95,533	97,822	87,696	97,822
Accruing loans past due 90 days or more	191	235	149	241	370	191	370
Total underperforming assets	$87,887	$88,671	$90,480	$95,774	$98,192	$87,887	$98,192
Total classified assets	$162,372	$172,581	$184,786	$185,738	$202,140	$162,372	$202,140

CREDIT QUALITY RATIOS (excluding covered assets)
Allowance for loan and lease losses to
Nonaccrual loans (1)	96.83%	92.20%	94.93%	86.46%	91.87%	96.83%	91.87%
Nonperforming loans	68.84%	71.35%	72.51%	66.57%	71.62%	68.84%	71.62%
Total ending loans	1.77%	1.86%	1.92%	1.93%	2.03%	1.77%	2.03%
Nonperforming loans to total loans	2.57%	2.60%	2.65%	2.90%	2.84%	2.57%	2.84%
Nonperforming assets to
Ending loans, plus OREO	2.94%	3.00%	3.22%	3.42%	3.45%	2.94%	3.45%
Total assets	1.31%	1.40%	1.50%	1.51%	1.57%	1.31%	1.57%

(1) Excludes nonaccrual restructured loans

FIRST FINANCIAL BANCORP.

CAPITAL ADEQUACY

(Dollars in thousands, except per share)

(Unaudited)

						Twelve months ended,
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2011	2011	2011	2011	2010	2011	2010
PER COMMON SHARE
Market Price
High	$17.06	$17.12	$17.20	$18.91	$19.41	$18.91	$21.32
Low	$13.40	$13.34	$15.04	$15.65	$16.21	$13.34	$13.89
Close	$16.64	$13.80	$16.69	$16.69	$18.48	$16.64	$18.48

Average common shares outstanding - basic	57,744,662	57,735,811	57,694,792	57,591,568	57,573,544	57,691,979	56,969,491
Average common shares outstanding - diluted	58,672,575	58,654,099	58,734,662	58,709,037	58,688,415	58,693,205	57,993,078
Ending common shares outstanding	58,267,054	58,256,136	58,259,440	58,286,890	58,064,977	58,267,054	58,064,977

REGULATORY CAPITAL	Preliminary
Tier 1 Capital	$636,836	$661,838	$681,492	$691,559	$680,145	$636,836	$680,145
Tier 1 Ratio	17.47%	18.81%	20.14%	20.49%	18.45%	17.47%	18.45%
Total Capital	$683,255	$706,570	$724,763	$734,724	$727,252	$683,255	$727,252
Total Capital Ratio	18.74%	20.08%	21.42%	21.76%	19.72%	18.74%	19.72%
Total Capital in excess of minimum requirement	$391,623	$425,128	$454,034	$464,660	$432,274	$391,623	$432,274
Total Risk-Weighted Assets	$3,645,403	$3,518,026	$3,384,115	$3,375,800	$3,687,224	$3,645,403	$3,687,224
Leverage Ratio	9.87%	10.87%	11.01%	11.09%	10.89%	9.87%	10.89%

OTHER CAPITAL RATIOS
Ending shareholders' equity to ending assets	10.68%	11.47%	11.95%	11.21%	11.16%	10.68%	11.16%
Ending tangible shareholders' equity to ending tangible assets	9.23%	10.38%	11.11%	10.40%	10.33%	9.23%	10.33%
Average shareholders' equity to average assets	11.05%	11.83%	11.38%	11.09%	11.12%	11.33%	10.53%
Average common shareholders' equity to average assets	11.05%	11.83%	11.38%	11.09%	11.12%	11.33%	10.35%
Average tangible shareholders' equity to average tangible assets	9.58%	10.70%	10.56%	10.28%	10.29%	9.81%	9.73%
Average tangible common shareholders' equity to average tangible assets	9.58%	10.70%	10.56%	10.28%	10.29%	9.81%	9.55%

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